Filed pursuant to Rule 433. Registration Statement Nos. 333-179685 and
333-179685-01.

RBS Exchange Traded Notes

RBS US Mid Cap Trendpilot[] ETN (TRNM)

The RBS US Mid Cap Trendpilot[] Exchange Traded Notes ("RBS ETNs") are
unsecured and senior obligations of The Royal Bank of Scotland N.V. ("RBS NV"), and are fully and unconditionally guaranteed by RBS Holdings N.V. ("RBS
Holdings"). Any payments on the RBS ETNs when they become due at maturity or upon early repurchase or redemption are dependent on the ability of RBS NV and
RBS Holdings to pay, and are also subject to market risk.

RBS US Mid Cap Trendpilot[] ETNs track the RBS US Mid Cap Trendpilot[] Index
(USD) which provides:
Trend-following exposure using an objective and transparent methodology to either the S and P MidCap 400([R]) Total Return Index or the Cash Rate; Mid Cap
Exposure in positive trending markets by tracking the S and P MidCap 400([R]) Total
Return Index, the level of which incorporates the reinvestment of any cash dividends paid on its component securities. The RBS ETNs do not pay interest or dividends; and Cash Rate Exposure in negative trending markets by tracking a hypothetical investment in 3-month U.S. Treasury bills as of the most recent weekly auction.

Illustration of the Trendpilot([]) Index Methodology

A positive trend is established:
The Index will track the Benchmark Index

                                   If the closing level of the Benchmark Index is at or above its historical
                                   200-Index business day simple moving average for []ve consecutive Index business days
                                                        A negative trend is established:
                                                        The Index will track the Cash Rate
                                                        If the closing level of the Benchmark Index is below its
                                                        historical 200-Index business day simple moving
                                                        average for []ve consecutive Index business days
Hypothetical Benchmark Index Level                         A negative trend is established

A positive trend is established

Hypothetical Benchmark Index

Hypothetical 200-Index business day simple moving average

Time

The above graph illustrates the operation of the Trendpilot[] Index
Methodology. It does not re[]ect any actual performance of the Benchmark Index or the Index, and is not an indication of how either index may perform in the future. The hypothetical illustration above also does not include any fees, transaction costs or expenses.
If neither of the above conditions is satis[]ed, the trend of the Benchmark
Index will be the same as the trend of the Benchmark Index on the immediately preceeding Index business day. The Index will implement any trend reversal at the open of trading on the second Index business day immediately following the
Index business day on which the Benchmark Index trend switches from positive to negative or from negative to positive, as the case may be.
(1)Benchmark Index Dividend Yield means the sum of the gross dividends paid on the securities comprising the Benchmark Index (which is a total return index)
over the prior 12 months ending 9/30/2012 divided by the closing level of the price return version of the Benchmark Index as of 9/30/2012.

Not FDIC Insured. May Lose Value.

RBS ETN Details

Issuer         The Royal Bank of Scotland N.V.
Guarantor      RBS Holdings N.V.
Ticker         TRNM
Intraday       TRNM.IV
Indicative
Value Ticker
CUSIP          78009L209
ISIN           US78009L2097
Primary        NYSE Arca
Exchange
Maturity       1/25/2041
Benchmark      1.66%
Index Dividend
Yield(1)
Index          RBS US Mid Cap Trendpilot[]
               Index (USD) (Bloomberg page:
               "TPMCUT Index"), which
               tracks the Benchmark Index or
               the Cash Rate depending on
               the relative performance of the
               Benchmark Index on a simple
               historical moving average basis
Benchmark      S and P MidCap 400([R]) Total Return
Index          Index (Bloomberg symbol:
               "SPTRMDCP Index")
Cash Rate      Yield on a hypothetical notional
               investment in 3-month U.S. Trea-
               sury bills as of the most recent
               weekly auction (Bloomberg page:
               "USB3MTA Index")
Annual         When the Index is tracking the
Investor Fee   Benchmark Index: 1.00% per
(accrued on a  annum.
daily basis)   When the Index is tracking the
               Cash Rate: 0.50% per annum.
Repurchase at  You may offer your RBS ETNs
your option    to RBS NV for repurchase on
               any business day on or prior to
               1/16/2041, provided that you offer
               a minimum of 20,000 RBS ETNs
               for any single repurchase and
               follow the procedures described
               in the pricing supplement.
Early          We may redeem all of the RBS
redemption at  ETNs at our discretion at any time
our option     on or prior to 1/23/2041.
Daily          Upon early repurchase or
Redemption     redemption or at maturity, you will
Value          receive a cash payment equal to
               the daily redemption value per
               RBS ETN. The daily redemption
               value on the relevant valuation
               date will be published on
               www.rbs.com/etnUS/TRNM*.

* Information contained on our website is not incorporated by reference in, and should not be considered a part of, this document.

To []nd out more
Call toll free 855-RBS-ETPS or visit

www. rbs.com/etnUS

Historical Performance (%) -- as of 09/30/2012
---------------------------------------------------------- ----------- -------- ---------- ---------- ----------
 -----------------------
                                                                       YEAR-TO- ANNUALIZED ANNUALIZED ANNUALIZED SINCE RBS ETN
 INCEPTION
                                                           3-MONTH (%) DATE (%) 1-YEAR (%) 3-YEAR (%) 5-YEAR (%)       (1/25/11) (%)
---------------------------------------------------------- ----------- -------- ---------- ---------- ----------
 -----------------------
 RBS US Mid Cap Trendpilot[] ETN Daily Redemption Value(1)    5.18       7.44      7.31        --         --              -4.06
 RBS US Mid Cap Trendpilot(TM) Index                          5.44       8.22      8.22        --         --              -2.65
 S and P MidCap 400([R]) Total Return Index (Benchmark Index)     5.44      13.77      28.54      14.33      3.83             9.82
 S and P MidCap 400([R]) Index (Price Only)                       5.03      12.50      26.59      12.70      2.25             7.12
 Cash rate on 09/30/12 was 0.11%                               --         --        --         --         --               --

The table above presents the actual performance of the Index, the RBS ETNs, the
S and P 400([R]) Total Return Index (the Benchmark Index) and the S and P 400([R])
Index (Price Return) over the speci[]ed periods. For information regarding the performance of the Index, see pages PS-35 to PS-38 of the pricing supplement to the RBS ETNs []led with the U.S. Securities and Exchange Commission (SEC). Past performance does not guarantee future results.
(1) Includes the deduction of the annual investor fee, which accrues on a daily basis. The annual investor fee will be equal to (i) 1.00% per annum when the
Index is tracking the Benchmark Index, and (ii) 0.50% per annum when the Index is tracking the Cash Rate.

S and P MidCap 400([R]) Index Performance -- as of 09/30/2012

-------------------------------------------------------------------------------------- ------ --- ------ --- ----- --- ----- ---
 ------------------ ------------------
   S and P MidCap 400([R]) Total Return Index

   S and P MidCap 400([R]) Total Return Index 200-Index business day simple moving average

   S and P MidCap 400([R]) Index (Price Only)

----------------------------------------- --- ---------------------------------------- ------ --- ------ --- ----- --- ----- ---

1,600

          --- ------- ------------------- --- ---------------------------------------- ------ --- ------ --- ----- --- ----- ---

1,280

          --- ------- ------------------- --- ---------------------------------------- ------ --- ------ --- ----- --- ----- ---

 960

                                                                                                                                 The
 graph to the left is the
--------- --- ------- ------------------- --- ---------------------------------------- ------ --- ------ --- ----- --- ----- ---

 640
 historical performance of the
                                                                                                                                 S and P
 MidCap 400([R]) Total Return

 Index, S and P MidCap 400([R]) Index

 (Price Only) and the S and P MidCap
--------- --- ------- ------------------- --- ---------------------------------------- ------ --- ------ --- ----- --- ----- ---

 320
 400([R]) Total Return Index 200-Index

 business day simple moving

 average. This illustration does not

 re[]ect any historical Trendpilot
  (0) Oct 01  02      03                  04        05                                 06     07      08 09        10   11   12
 Index performance.
    00

--------- --- ------- ------------------- --- ---------------------------------------- ------ --- ------ --- ----- --- ----- ---
 ------------------ ------------------
S and P MidCap 400([R]) 1-Year Annual Return Comparison (%)(1)

--------------------------------------------------------------------------------------------- --- ------ --- ----- --- ----- ---
 ------------------ ------------------
                                              2000                                     2001       2002       2003      2004
  2005          2006
--------- --- ------- ------------------- --- ---------------------------------------- ------ --- ------ --- ----- --- ----- ---
 ------------------ ------------------
 S and P MidCap 400([R]) Total Return Index       17.51                                    -0.60      -14.51     35.62     16.48
  12.56         10.32
 S and P MidCap 400([R]) Index (Price Only)       16.21                                    -1.64      -15.44     34.02     15.16
  11.27         8.99
 Cash Rate (Year-End)                         5.70                                     1.71       1.19       0.89      2.23
   3.91         4.88
                                              2007                                     2008       2009       2010      2011
 2012-Q3
--------- --- ------- ------------------- --- ---------------------------------------- ------ --- ------ --- ----- --- ----- ---
 ------------------ ------------------
 S and P MidCap 400([R]) Total Return Index       7.98                                     -36.23     37.38      26.64     -1.73
  13.77
 S and P MidCap 400([R]) Index (Price Only)       6.69                                     -37.28     35.00      24.85     -3.10
  12.50
 Cash Rate (Year-End)                         3.31                                     0.05       0.11       0.18      0.03
   0.11

(1) The table above does not re[]ect any Trendpilot[] Index performance. The
Trendpilot[] Index performance is not the same as the S and P MidCap 400([R]) Index performance. The Trendpilot[] Index may underperform the S and P MidCap 400([R])
Index over various time periods, and may track the Cash Rate for extended periods of time in a low interest rate envionment.
CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the Index must increase by an amount suf[]cient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The Index may underperform the Benchmark Index, and is expected to perform poorly in volatile markets.
Even though the RBS ETNs are listed on the NYSE Arca, a trading market may not develop and the liquidity of the RBS ETNs may be limited and/or vary over time, as RBS plc is not required to maintain any listing of the RBS ETNs. The RBS
ETNs are not principal protected and do not pay interest. Any payment on the
RBS ETNs is subject to the ability of RBS plc, as the issuer, and RBS Group plc, as the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.
The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.
IMPORTANT INFORMATION: The Royal Bank of Scotland N.V. (RBS NV) and RBS
Holdings N.V. (RBS Holdings) have []led a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the
offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in the registration statement and other documents that have been []led with the SEC for more complete information about RBS NV and RBS Holdings, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively,
RBS NV, RBS Securities Inc. (RBSSI) or any dealer participating in the relevant offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS (toll-free).
US Mid Cap Trendpilot[] Index (USD) is the property of The Royal Bank of
Scotland plc, which has contracted with S and P Opco, LLC (a subsidiary of S and P Dow
Jones Indices LLC) ("S and P Dow Jones Indices") to maintain and calculate the
Index. The S and P MidCap 400([R]) Index is the exclusive property of S and P Dow Jones
Indices and have been licensed for use by RBSSI and its af[]liates in connection with the RBS US Mid Cap Trendpilot[] Index (USD). S and P Dow Jones
Indices and its af[]liates shall have no liability for any errors or omissions in calculating the Index. S and P([R]) is a registered trademark of SPFS Standard &
Poor's Financial Services LLC ("SPFS") and Dow Jones([R]) is a registered trademark of Dow Jones Trademark Holdings LLC ("Dow Jones"). These trademarks have been licensed to S and P Dow Jones Indices. "Standard & Poor's([R])",
"S and P([R])", and "S and P MidCap 400([R])" are registered trademarks of SPFS and together with the "Calculated by S and P Dow Jones Indices Custom" and its related stylized mark(s) have been licensed

                                 C A L C U L ATED BY for use by RBSSI and its
af[]liates. The RBS US Mid Cap Trendpilot[] ETNs are not sponsored, endorsed, sold or promoted by S and P Dow Jones Indices, SPFS, Dow Jones, their af[]liates or their third party licensors, and neither S and P Dow Jones Indices, SPFS, Dow
Jones, their af[]liates or their third party licensors make any representation regarding the advisability of investing in such RBS ETNs.
Copyright [C] 2012 RBS Securities Inc. All rights reserved. RBS Securities
Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc and an af[]liate of
RBS NV.

www.rbs.com/etnUS | TOLL FREE: 855-RBS-ETPS | Not FDIC Insured. May Lose Value. Dated October 3, 2012